Exhibit 99.1

October 15, 2020

For immediate release

California Public Utilities Commission Issues Proposed Decision on Cal Water’s 2018 General Rate Case

SAN JOSE, Calif.—An Administrative Law Judge with the California Public Utilities Commission (CPUC) issued a proposed decision yesterday in the 2018 General Rate Case and Infrastructure Improvement Plan for California Water Service (Cal Water), the largest subsidiary of California Water Service Group (NYSE: CWT).

The proposed decision is subject to adoption by the CPUC and can be considered no earlier than the CPUC’s Nov. 19, 2020 meeting. If adopted as proposed, the decision would approve the settlement reached in October 2019 by Cal Water and the CPUC’s Public Advocates Office, allow Cal Water to continue its decoupling balancing accounts through 2022, and allow Cal Water to retain its pension and medical cost balancing accounts. The proposed decision further resolves a small number of other issues which were not included in the settlement.

Under this proposed decision, Cal Water would be authorized to invest $828 million in its districts throughout California through 2021. This includes $148 million of water system infrastructure upgrades that would be recovered via the CPUC’s advice letter procedure after those projects are completed. The proposed decision authorizes Cal Water to increase total revenue company-wide by approximately $6.6 million in 2020, $20.3 million in 2021, $20.9 million in 2022, and up to $17.3 million when the advice letter projects are completed. Rate changes would vary by service area.

“We appreciate the administrative law judge’s thorough analysis and proposed decision, which would enable us to fulfill our responsibility of delivering safe, reliable, high-quality water utility services to our customers and firefighters,” said Martin A. Kropelnicki, President and CEO. “At the same time, we will continue working to keep costs as low as possible, in order to fulfill our commitment to provide quality, service, and value to our communities.”

About California Water Service Group

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to more than 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the adoption of the proposed decision by the CPUC; natural disasters or calamities, public health crises, pandemics, epidemics or outbreaks of a contagious disease, such as the recent outbreak of Coronavirus (or COVID-19), or any escalation or worsening of the foregoing; governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief and other actions; changes in water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth trends; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with unions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water quality, water availability, water sales and operating results, and the adequacy of our emergency preparedness; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Media Contact

Yvonne Kingman

ykingman@calwater.com

310-257-1434